As filed with the Securities and Exchange Commission on September 8, 2005

                                                           Registration No. 333-
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM F-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             PRIMEWEST ENERGY TRUST
             (Exact name of Registrant as specified in its charter)

           Alberta, Canada                                98-0389391
--------------------------------------   ---------------------------------------
(State or other jurisdiction of          (I.R.S. Employer Identification Number)
incorporation or organization)

                        Suite 5100, 150 - 6th Avenue S.W.
                        Calgary, Alberta, Canada T2P 3Y7
                                 (403) 234-6600
   (Address and telephone number of Registrant's principal executive offices)

                              CT Corporation System
                                111 - 8th Avenue
                            New York, New York 10011
                                 (212) 894-8940
            (Name, address and telephone number of agent for service)

                                   Copies to:

Dennis Feuchuk, Vice President,       Keith R. Chatwin, Esq.             Andrew J. Foley, Esq.
Finance and Chief Financial Officer   Stikeman Elliott LLP               Paul, Weiss, Rifkind,
PrimeWest Energy Inc.                 4300 Bankers Hall West             Wharton & Garrison LLP
Suite 5100, 150 - 6th Avenue S.W.     888 - 3rd Street S.W.              1285 Avenue of the Americas
Calgary, Alberta, Canada T2P 3Y7      Calgary, Alberta, Canada T2P 5C5   New York, NY 10019-6064

        Approximate date of commencement of proposed sale to the public:
   From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: |x|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, check the following:                                                   |x|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.                                |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same
offering.                                                                    |_|

If delivery  of the  prospectus  is  expected  to be made  pursuant to Rule 434,
please check the following box.                                              |_|

                         CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------
     Title of each                           Proposed        Proposed maximum
  class of securities     Amount to     maximum aggregate   aggregate offering      Amount of
    to be registered    be registered   price per unit(1)        price(1)        registration fee
-------------------------------------------------------------------------------------------------
                          4,000,000
      Trust Units(2)      Trust Units       U.S.$ 28.07       U.S.$ 112,280,000   U.S.$ 13,215.37
-------------------------------------------------------------------------------------------------

(1) Based on the average of the high and low prices of the trust units of PrimeWest Energy Trust on September 6, 2005 on the New York Stock
      Exchange, and estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933.

(2) Includes rights to purchase additional trust units pursuant to our Amended and Restated Unitholders Rights Plan dated as of March 31, 1999 and amended and restated as of May 5, 2005. No separate consideration is paid for these rights and, as a result, the registration fee for these rights is included in the fee for the trust units registered hereby.

                                     PART I

                     INFORMATION REQUIRED IN THE PROSPECTUS

                             PRIMEWEST ENERGY TRUST

                              4,000,000 Trust Units

                         DISTRIBUTION REINVESTMENT PLAN

      On February 18, 1998, we established a Distribution Reinvestment Plan (the "Plan") to provide holders of our trust units with a means to reinvest distributions declared and payable to them as unitholders in additional trust units of the Trust. The Plan was subsequently amended on May 25, 2000 to encourage greater participation by providing that reinvested distributions would be converted to trust units at a 5% discount to the then prevailing market price. On October 24, 2003 we further amended the Plan to provide for a "premium" distribution component of the Plan pursuant to which holders of our trust units could receive, at their election, a cash payment equal to 102% of the cash distribution otherwise payable on such trust units. Finally, on August 29, 2005, we further amended the Plan to provide, among other things, for the participation of registered holders of trust units resident in the United States in the distribution reinvestment component of the Plan.

      A participant in the Plan may obtain additional trust units by reinvesting all of the cash distributions paid on the trust units held by the participant without paying any brokerage commissions or service charges. Our distributions are paid on the 15th day of each month, or if such day is not a business day, the previous business day.

      The purchase price of trust units purchased on behalf of participants with reinvested distributions on trust units is calculated based on the weighted average trading price for all trust units traded on the Toronto Stock Exchange during the period ending on the second business day immediately preceding the applicable distribution date and beginning on the later of the 21st business day prior to such distribution date and the second business day following the record date for the determination as to the unitholders entitled to receive such distribution, less 5%. Our trust units trade on the Toronto Stock Exchange under the symbol "PWI.UN" and on the New York Stock Exchange under the symbol "PWI". The weighted average of the high and low trading prices for the trust units on the Toronto Stock Exchange for the five days preceding September 7, 2005 was Cdn. $33.73. The closing prices for our trust units on the Toronto Stock Exchange and on the New York Stock Exchange on September 7, 2005 were Cdn. $33.74 and U.S. $28.42, respectively.

      The distributions paid by us are dependent on cash flow and are therefore subject to fluctuations in the quantity of petroleum and natural gas substances produced, prices received for that production, hedging contract receipts and payments, taxes, our direct expenses, reclamation fund contributions, operating costs, debt service charges and general and administrative expenses. See "Special Note Regarding Forward-Looking Statements" on page 8 of this prospectus. See also "Risk Factors" in our annual report on Form 40-F for the fiscal year ended December 31, 2004 filed March 31, 2005.

      We cannot estimate anticipated proceeds from the issuance of trust units pursuant to the Plan, which will depend upon the market price of our trust units, the extent of unitholder participation in the Plan and other factors. We will not pay underwriting commissions in connection with the Plan but will incur costs of approximately U.S. $63,215.37 in connection with this offering and will be responsible for the ongoing administrative costs associated with the operation of the Plan.

      Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

                The date of this prospectus is September 7, 2005.

                                TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION.......................................    6
DOCUMENTS INCORPORATED BY REFERENCE.......................................    6
ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES...............................    7
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.........................    8
THE TRUST.................................................................   10
USE OF PROCEEDS...........................................................   10
THE PLAN..................................................................   11
   PURPOSE OF THE PLAN....................................................   11
   PARTICIPATION IN THE PLAN..............................................   11
   OPTIONAL TRUST UNIT PURCHASES PURSUANT TO THE PLAN.....................   13
   METHOD OF PURCHASE.....................................................   14
   PURCHASE PRICE.........................................................   15
   FRACTIONAL TRUST UNITS.................................................   15
   ADMINISTRATION.........................................................   15
   PARTICIPANTS' ACCOUNTS AND REPORTS.....................................   15
   TRUST UNIT CERTIFICATES................................................   16
   COMMISSIONS AND ADMINISTRATIVE COSTS...................................   16
   RESPONSIBILITIES OF THE TRUST, PRIMEWEST ENERGY INC.
     AND THE PLAN AGENT...................................................   17
   TERMINATION OF PARTICIPATION...........................................   17
   UNITHOLDER VOTING......................................................   17
   AMENDMENTS, SUSPENSION OR TERMINATION OF PLAN AND
     PLAN AGENT...........................................................   17
   NOTICES................................................................   18
   GOVERNING LAW..........................................................   18
INCOME TAX CONSIDERATIONS RELATING TO THE PLAN............................   18
   CANADIAN FEDERAL INCOME TAX CONSIDERATIONS.............................   19
   UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS........................   20
DESCRIPTION OF TRUST UNITS TO BE REGISTERED...............................   27
EXPENSES..................................................................   28
INDEMNIFICATION...........................................................   28
LEGAL MATTERS.............................................................   29
EXPERTS...................................................................   29

                       WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and, accordingly, file reports and other information with the SEC. The reports and other information we file with the SEC in accordance with the Exchange Act can be inspected and copied, at prescribed rates, at the SEC's public reference rooms in Washington, D.C. and Chicago, Illinois. You may obtain information on the operation of the SEC's public reference rooms by calling the SEC at 1-800-SEC-0330. Our filings are also electronically available from the SEC's Electronic Document Gathering and Retrieval System (EDGAR) at www.sec.gov, as well as from commercial document retrieval services. You may also want to visit our website at www.primewestenergy.com for further information.

      We filed with the SEC a registration statement on Form F-3 relating to our Plan, together with all amendments and exhibits, of which this prospectus is a part, under the Securities Act of 1933 (the "Securities Act"). This prospectus does not contain all of the information set forth in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our trust units you are encouraged to refer to the registration statement and the exhibits and schedules which are incorporated by reference. Statements contained in this prospectus as to the provisions of the Plan are not necessarily complete, and in each instance reference is made to the copy of the Plan which is included as an exhibit to the registration statement and each such statement in this prospectus is qualified in all respects by such reference.

                       DOCUMENTS INCORPORATED BY REFERENCE

      The following documents filed with the SEC are specifically incorporated by reference into this prospectus:

1. Our financial results for the period ended June 30, 2005, as contained in our Report of Foreign Private Issuer on Form 6-K filed August 4, 2005;

2. Our financial results for the period ended March 31, 2005, as contained in our Report of Foreign Private Issuer on Form 6-K filed May 6, 2005;

3. Our Management Information Circular dated March 17, 2005, as contained in our Report of Foreign Private Issuer on Form 6-K filed April 1, 2005;

4. Our Annual Report on Form 40-F for the fiscal year ended December 31, 2004 filed March 31, 2005;

5. Our Amendment to our Registration Statement on Form 40-F, filed November 14, 2002; and

6.    Our Registration Statement on Form 40-F, filed November 12, 2002.

      In addition, all subsequent annual reports filed on Form 40-F with the SEC prior to the termination of this offering are incorporated by reference into this prospectus. Also, we may incorporate by reference our future reports on Form 6-K subsequent to the date of this prospectus and prior to the termination of this offering by stating in those Forms that they are being incorporated by reference into this prospectus.

      Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or therein or in any other later filed document which also is incorporated by reference into this prospectus modifies or supersedes that statement. Any such statement so modified shall not be deemed, except as so modified, to constitute a part of this prospectus. Any such statement so superseded shall be deemed not to constitute a part of this prospectus.

      Any person receiving a copy of this prospectus, including any beneficial owner, may obtain without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests should be directed to our principal executive offices, Suite 5100, 150 - 6th Avenue S.W., Calgary, Alberta, Canada T2P 3Y7, Telephone
Number: (403) 234-6600.

                   ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

      We are an open-end investment trust organized under the laws of Alberta, Canada and our principal offices are located in Calgary, Alberta, Canada. The enforcement by investors of civil liabilities under the United States securities laws may be affected adversely by the fact that we have been organized under the laws of Canada, that all of the officers and directors of PrimeWest Energy Inc., our duly authorized attorney, are residents of Canada, that some or all of the experts named in this prospectus may be residents of Canada and that all or a substantial portion of their assets and our assets are located outside of the United States. As a result, it may be difficult for United States investors to effect service of process within the United States upon us and upon those directors, officers or experts who are not residents of the United States or to realize in the United States upon judgments of courts of the United States, predicated upon civil liability of such persons under United States federal securities law or the securities law of any state of the United States. There is doubt as to the enforceability in Canada against us or against our directors, officers or experts who are not residents of the United States, in original actions or in actions for enforcement of judgments of United States courts of liabilities based solely upon the United States federal securities laws or the securities laws of any state within the United States. We have appointed CT Corporation System, 111 - 8th Avenue, New York, New York, 10011, as our agent in the United States upon which service of process against us may be made in any action based on this prospectus.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      Certain statements contained in this prospectus, and in certain documents incorporated by reference into this prospectus, constitute forward-looking statements. The use of any of the words "anticipate", "continue", "estimate", "expect", "forecast", "may", "will", "project", "should", "believe", "outlook" and similar expressions are intended to identify forward-looking statements. In addition, statements relating to "reserves" or "resources" are deemed to be forward-looking statements, as they involve implied assessment, based on certain estimates and assumptions, that the resources and reserves described can be profitably produced in the future. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in our forward-looking statements. We believe the expectations reflected in those forward-looking statements are reasonable. However, we cannot assure you that these expectations will prove to be correct. You should not unduly rely on forward-looking statements included in, or incorporated by reference into, this prospectus. These statements speak only as of the date of this prospectus or as of the date specified in the documents incorporated by reference into this prospectus, as the case may be.

      In  particular,   this  prospectus,  and  the  documents  incorporated  by
reference, contain forward-looking statements pertaining to the following:

o     the quantity and recoverability of our reserves:

o     the timing and amount of future production;

o     prices for oil, natural gas and natural gas liquids produced;

o     operating and other costs;

o     business strategies and plans of management;

o     supply and demand for oil and natural gas;

o expectations regarding our ability to raise capital and to add to our reserves through acquisitions and exploration and development;

o     our treatment under governmental regulatory regimes;

o the focus of capital expenditures on development activity rather than exploration;

o the sale, farming in, farming out or development of certain exploration properties using third-party resources;

o     the   objective   to  achieve  a   predictable   level  of  monthly   cash
      distributions;

o the use of development activity and acquisitions to replace and add to reserves;

o the impact of changes in oil and natural gas prices on cash flow after hedging;

o     drilling plans;

o the existence, operations and strategy of the commodity price risk management program;

o the approximate and maximum amount of forward sales and hedging to be employed;

o our acquisition strategy, the criteria to be considered in connection therewith and the benefits to be derived therefrom;

o the impact of the Canadian federal and provincial governmental regulation on us relative to other oil and natural gas issuers of similar size;

o the goal to sustain or grow production and reserves through prudent management and acquisitions;

o     the  emergence of  accretive  growth  opportunities;  and

o our ability to benefit from the combination of growth opportunities and the ability to grow through the capital markets.

      Our actual results could differ materially from those anticipated in these forward-looking statements as a result of the risk factors set forth below and incorporated by reference into this prospectus:

o     volatility in market prices for oil and natural gas;

o     the impact of weather conditions on seasonal demand;

o     risks inherent in our oil and natural gas operations;

o     uncertainties associated with estimating reserves;

o competition for, among other things: capital, acquisitions of reserves, undeveloped lands and skilled personnel;

o     incorrect assessments of the value of acquisitions;

o     geological, technical, drilling and processing problems;

o     general economic conditions in Canada, the United States and globally;

o industry conditions, including fluctuations in the price of oil and natural gas;

o     royalties payable in respect of our oil and natural gas production;

o government regulation of the oil and natural gas industry, including environmental regulation;

o     fluctuation in foreign exchange or interest rates;

o unanticipated operating events that can reduce production or cause production to be shut-in or delayed;

o failure to obtain industry partner and other third-party consents and approvals, when required;

o     stock market volatility and market valuations;

o OPEC's ability to control production and balance global supply and demand of crude oil at desired price levels;

o     political  uncertainty,   including  the  risks  of  hostilities,  in  the
      petroleum producing regions of the world;

o     the need to obtain required approvals from regulatory authorities; and

o the other factors discussed under "Operational and Other Business Risks" contained in our Annual Report on Form 40-F for the fiscal year ended December 31, 2004 incorporated herein by reference.

      These factors should not be construed as exhaustive. The forward-looking statements contained in this prospectus and the documents incorporated by reference herein are expressly qualified by this cautionary statement. We undertake no obligation to publicly update or revise any forward-looking statements.

                                    THE TRUST

      We are a Canadian based energy business engaged in the acquisition, development, exploitation and production of oil and natural gas properties and the marketing and sale of oil and natural gas. Our trust units are listed on the Toronto Stock Exchange and the New York Stock Exchange and our market capitalization as at September 7, 2005 was approximately Cdn. $2.6 billion. Our operations are currently focused exclusively on western Canada. We have been in operation since October 1996 and are governed by the laws of the Province of Alberta.

      Our primary purpose is to generate and distribute cash flows to unitholders at minimal risk and we therefore pursue an acquisition strategy and development program focused on oil and natural gas properties. We do not participate in exploration activity because of the higher risks associated with exploration. As a result, our production is typically more predictable and stable than traditional exploration and production companies and our operations not as capital intensive.

      We make monthly distributions to our unitholders from the net cash flows that we receive from our oil and natural gas operations. The amount of that net cash flow is subject to many factors, including fluctuations in the quantity of oil and natural gas that we produce, the prices we receive for that production, hedging contract receipts and payments, taxes, our direct expenses, reclamation fund contributions, operating costs, debt service charges and general and administrative expenses. Our monthly distributions currently comprise both a return on capital and a return of capital.

                                 USE OF PROCEEDS

      We have no basis for estimating precisely either the number of trust units that may be sold under the Plan or the prices at which such trust units may be sold. The amount of the proceeds that we will receive will depend on the number of participants in the Plan, the amount of the monthly distributions that we pay and the amount invested by Canadian participants in additional trust units through the optional trust unit purchase aspect of the Plan (see "The Plan" below). We do not expect the amount of proceeds that we receive to be material. The net proceeds from the sale of the trust units will be principally used for general corporate purposes.

                                    THE PLAN

Purpose of the Plan

      The purpose of our Plan is to provide holders of our trust units with a means to receive either, but not both, of the following benefits: (i) reinvest distributions declared and payable to them as unitholders in additional trust units of the Trust without paying any brokerage commissions or service charges and at a 5% discount to the average market price; or (ii) realize an additional 2% on their monthly cash distribution. Of these, only the reinvestment option is available to residents of the United States.

      In addition, regardless of which option a unitholder that is resident in Canada selects, the Distribution Reinvestment Plan provides such participants with the opportunity to purchase additional trust units at a 5% discount to the average market price, up to an annual maximum of Cdn. $100,000. Our distributions are paid on the 15th day of each month, or if such day is not a business day, the previous business day, to unitholders of record on the last day of the immediately preceding calendar month.

      We seek to provide a sustainable and predictable stream of distributions; however the distributions paid by us are dependent on cash flow and are therefore subject to fluctuations in the quantity of petroleum and natural gas substances produced, prices received for that production, hedging contract receipts and payments, taxes, our direct expenses, reclamation fund contributions, operating costs, debt service charges and general and administrative expenses. Our policy in respect of distributions is reviewed periodically in order to establish distribution levels commensurate with cash flow expectations and internal cash requirements.

Participation in the Plan

      You are eligible to participate in the Plan if you are a holder of at least one trust unit, resident in Canada or the United States and meet the requirements outlined below. The extent to which you may directly participate in the Plan will depend on the manner in which you hold your trust units.

      If you are a registered owner you may directly enrol in the Plan. If you are a beneficial owner then, in order to participate in the Plan, you must make arrangements through your broker, investment dealer, financial institution or other nominee who holds the trust units on your behalf.

      To become a participant, you or your nominee must complete a participation form authorizing us to forward all cash distributions paid on all trust units registered in your name or in your nominee's name on your behalf, now or in the future, to Computershare Trust Company of Canada, the plan agent for the Plan (the "Plan Agent"). The completed participation form should be forwarded to the Plan Agent at the address set out under "Notices" below. Only residents of Canada and the United States are currently allowed to participate in the Plan. Unitholders resident in other jurisdictions shall be allowed to participate in the Plan only after we determine that participation should be made available to those unitholders taking into account the necessary steps to comply with the laws relating to the offering and the sale of trust units in the jurisdictions of residence of those unitholders. The optional cash payment component and premium distribution component of the Plan are available only to Canadian residents.

      If you are a beneficial owner and wish to participate in either the premium distribution component or the distribution reinvestment component of the Plan, then you must determine whether your nominee allows participation in the Plan. Please note that not all nominees will allow, nor is any nominee required to allow, your participation in the plan. If you wish to participate and your nominee does not allow it, it is your responsibility to either transfer your trust units to a different nominee allowing participation or into your own name and enroll directly. If you wish to participate and your nominee does allow it, you must arrange for your nominee to enroll in either the premium distribution component or the distribution reinvestment component of the Plan on your behalf. If you choose to enroll in the Plan, your nominee will be required to elect to participate on your behalf every distribution period.

      If the trust units are registered in more than one name, all registered holders must sign the participation form. In addition, if your total holding is registered in different names (eg. full name on some trust unit certificates and initials and surname on other trust unit certificates), a separate participation form must be completed for each different registration name. If distributions from all unitholdings are to be reinvested under one account, the registration names must be identical.

      You may obtain a participation form at any time by either providing a written request to the Plan Agent or by visiting our website at www.primewestenergy.com. If you are a registered holder, once you have enrolled in the Plan, you will remain enrolled until you discontinue participation or until we terminate the Plan. If you are a beneficial holder, your nominee will be required to elect to participate on your behalf every distribution period. See "Amendments, Suspension or Termination of Plan and Plan Agent" below.

      Your participation in the Plan will commence with the distribution payment
date  following  the  month  in  which  you  or  your  nominee   submitted  your
participation form, provided that:

(i) if you are a registered owner of trust units, the Plan Agent received the form no later than 4:00 p.m. (E.S.T.) on the business day immediately preceding the distribution record date to which such distribution relates;

(ii) if you are a beneficial owner of trust units resident in Canada, The Canadian Depository for Securities Limited ("CDS") received the form from your nominee no later than 4:00 p.m. (E.S.T.) on the second business day immediately preceding the distribution record date to which such distribution relates; or

(iii) if you are a beneficial owner of trust units resident in the United States, The Depository Trust Company ("DTC") received the form from your nominee no later than 4:00 p.m. (E.S.T.) on the business day immediately following the distribution record date to which such distribution relates.

      If the participation form is not received by the Plan Agent, CDS or DTC, as applicable, prior to 4:00 p.m. (E.S.T.) on the applicable business day preceding or following the distribution record date, as the case may be, date to which such distribution relates, the distribution will be paid to you in the usual manner and participation in the Plan will commence with the next distribution.

      Any trust units acquired outside of the Plan which are not registered in exactly the same name or manner as trust units enrolled in the Plan will not be automatically enrolled in the Plan. If you purchase additional trust units outside of the plan, you are advised to contact the Plan Agent to ensure that all trust units you own are enrolled in the Plan.

      You may not transfer the right to participate in the Plan to another person.

      Death will not affect your election to participate unless a written notice of death of a participant is provided to the Plan Agent. Written notice of a participant's death must be received prior to 4:00 p.m. (E.S.T.) on the business day immediately preceding a distribution record date to be effective for the distribution payment date to which it relates. Otherwise, such written notice will be effective for the distribution payment date following the distribution payment date to which such distribution record date relates.

Optional Trust Unit Purchases Pursuant to the Plan

      Additionally, residents of Canada are eligible to make additional cash investments through optional cash payments which will be invested in trust units by the Plan Agent on the same basis as provided in the Plan for distributions. Participants who are resident in Canada may invest a minimum of $100 per optional cash payment to a maximum of $100,000 per calendar year. No more than 2% in aggregate of the number (at the commencement of that calendar year) of outstanding trust units may be purchased by all participants pursuant to optional cash payments in any calendar year.

      The optional cash payment component of the Plan is available only to Canadian residents.

Premium Distribution

      Where participants elect to receive the premium distribution, the Plan Agent will pre-sell, through a qualified investment dealer designated by us from time to time to act as plan broker under the Plan (the "Plan Broker"), in one or more transactions in the Canadian market, that number of trust units to be purchased on the distribution payment date with the reinvested distributions of such participants. The Plan Agent will receive from the Plan Broker, for the account of such participants, subject to proration in certain circumstances, the premium distribution in an amount equal to 102% of the distributions that such participants would have otherwise been entitled to receive on that distribution payment date. On the distribution payment date the trust units that would otherwise have been issued to the participant will be issued at the same 5% discount to the average market price to the Plan Broker. If the prevailing market prices realized by the Plan Broker are approximately the same as the average market price, then the difference between the issue price of the trust units and the price realized on the pre-sales will be approximately 5%. Of this difference, 2% will be paid to the participant (resulting in the 102% premium distribution) and the balance (which may be more or less than 3%), if any, will be retained by the Plan Broker as compensation for its services in connection with the Plan.

      The premium distribution component of the Plan is available only to Canadian residents.

Method of Purchase

      Under the terms of the Plan, if you are a holder of trust units, you may direct the Plan Agent to reinvest all cash distributions on trust units registered or held in your name to purchase new trust units. Cash distributions payable on trust units registered for a participant in the Plan, after deduction of any applicable withholding tax, will be paid to the Plan Agent and applied automatically by the Plan Agent on each distribution payment date to the purchase of trust units for that participant. The Plan Agent will, in the case of a resident of Canada and depending on the participant's election, either (i) exchange the additional trust units for the premium distribution, which will be sent to the participant or its nominee ordinarily at such time as distributions are paid to unitholders following a distribution payment date, or (ii) credit the additional trust units to the participant's or its nominee's account. Residents of the United States who are participants are only entitled to have the additional trust units credited to their, or their resident nominee's, account. To the extent proration becomes necessary in certain circumstances, the trust units purchased from the Trust will be allocated on a pro rata basis to participants (i) first, to participants electing to reinvest distributions under the distribution reinvestment component of the Plan and (ii) second, from participants electing to receive the premium distribution.

Purchase Price

      The Plan Agent shall purchase trust units from the Trust at a purchase price per trust unit equal to the weighted average trading price of all trust units traded on the Toronto Stock Exchange during the period ending on the second business day immediately preceding the applicable distribution date and beginning on the later of the 21st business day prior to such distribution date and the second business day following the record date for the determination as to the unitholders entitled to receive such distribution, less 5%.

Fractional Trust Units

      A participant's pro rata entitlement to trust units purchased pursuant to the Plan may result in the participant holding a fraction of a trust unit. The Plan Agent will pay a cash adjustment for any such fractional trust unit upon the withdrawal or termination by the participant of his or her participation in the Plan or upon termination of the Plan.

Administration

      Computershare Trust Company of Canada, as Plan Agent for the participants, will administer the Plan. Its responsibilities include:

o effecting participation in the Plan by participants upon receipt of a duly completed participation form;

o setting up an account for each participant as a sub-account of, but directly linked with, each participant's registered account outside the Plan;

o     receiving eligible funds;

o purchasing and crediting the trust units accumulated under the Plan to each participant's account;

o     reporting monthly to the participants; and

o other duties required by the Plan or necessary or desirable to fulfil the aims of the Plan.

Participants' Accounts and Reports

      The Plan Agent will maintain a separate account for each participant which will be credited with the trust units allocated to such participant or, if the participant has elected to receive the premium distribution, mail the premium distribution to such participant. The Plan Agent will, on a monthly basis, furnish to each participant not electing to participate in the premium distribution component of the Plan, a report of the trust units purchased for such participant (including, in the case of Canadian residents only, trust units purchased pursuant to optional cash payments) in respect of each distribution made in the most recently completed month and the cumulative total of all trust units purchased for that account. If you elect to receive the premium distribution, then you will not receive a statement of account, as those trust units purchased with your reinvested distributions are exchanged for the premium distribution cash payment.

      These reports will be the only record for participants of the cost of each purchase of trust units. All such reports should be retained by participants for income tax purposes. In addition, each participant will receive annually the appropriate tax information for recording distribution income. The reinvestment of distributions under the Plan will not relieve participants of any income tax applicable to such distributions.

Trust Unit Certificates

      Generally, certificates for new trust units purchased through the Plan will be held for participants and reported on the statement of account. This service protects against loss, theft or destruction of trust unit certificates. However, participants who require a trust unit certificate but who do not wish to terminate participation in the Plan may obtain a certificate for any number of whole trust units held in their account by written request to the Plan Agent. A certificate will not be issued for a fraction of a trust unit.

      Plan accounts are maintained in the names in which certificates were registered with the Trust at the time the participant enrolled in the Plan. Consequently, certificates for whole trust units withdrawn from the Plan will be registered in exactly the same manner when issued.

      Trust units being held for a participant in the Plan may not be pledged, sold or otherwise disposed of by a participant. The participant who wishes to do so must request that a certificate for the required number of trust units be issued before such action may be taken. Certificates will be issued as soon as practicable and generally within two weeks of receipt by the Plan Agent of a participant's written request. Both the new certificated trust units and the trust units remaining in a participant's account will continue to receive either the premium distribution or additional units pursuant to the reinvestment of distributions as was elected by such unitholder.

Commissions and Administrative Costs

      There will be no commissions, service charges or brokerage charges payable by participants in connection with the purchase of additional trust units under the Plan. Administrative costs associated with the operation of the Plan, including the fees and expenses of the Plan Agent, will be borne by us. The Plan Agent will be paid fees for its services pursuant to a reinvestment plan agency agreement between us and the Plan

Agent and the Plan Broker will be paid in the manner set forth under "Premium Distribution" above pursuant to a premium distribution agency agreement.

Responsibilities of the Trust, PrimeWest Energy Inc. and the Plan Agent

      Neither we nor the Plan Agent shall be liable for any act done in good faith or for any good faith omission to act. Participants should recognize that neither we nor the Plan Agent can assure a gain or protect against loss as a result of their holding trust units.

Termination of Participation

      Plan  participants  may,  after  electing  to  participate  in  the  Plan, terminate their participation in the Plan by, in the case of registered unitholders, providing written termination notice to the Plan Agent no later than 4:00 p.m. (E.S.T.) on the business day immediately preceding the distribution record date for the next distribution. If the termination form is not received by the Plan Agent prior to 4:00 p.m. (E.S.T.) on the business day immediately preceding the distribution record date to which such distribution relates, your participation in the Plan will continue in the usual manner and the termination will be effective for the next distribution. In the case of beneficial holders, as participation must be renewed on a monthly basis, your participation may be terminated simply by your nominee not electing to participate in the Plan on your behalf for a particular distribution.

      Upon termination of participation in the Plan, the Plan Agent will as soon as practicable (and in any event within 20 business days) settle the participant's account by transferring the participant's trust units to or to the order of such participant and, if applicable, issue a cheque representing a cash adjustment for fractional trust units.

Unitholder Voting

      For any meeting of unitholders, you will receive proxy materials in order to vote all trust units held for your account. Your trust units will be voted as you direct or you may vote by proxy or in person at the meeting of unitholders. A fractional trust unit does not carry the right to vote.

Amendments, Suspension or Termination of Plan and Plan Agent

      The Trust may amend, suspend or terminate the Plan at any time, but such action shall have no retroactive effect that would prejudice the interests of participants. Where required, amendments to the Plan will be subject to the prior approval of the Toronto Stock Exchange. The Trust will notify unitholders of any amendment, suspension or termination of the Plan in accordance with the Plan and any applicable securities law requirements.

      The Trust, may, in its sole discretion, and upon 90 days' notice to the Plan Agent, remove the Plan Agent and appoint any other person licensed to carry on the business of a trustee in Alberta, Canada as the Plan Agent.

      Similarly, the Plan Agent may resign as agent under the Plan upon 90 days' notice to the Trust and upon delivery to the Trust of all documents and monies being held by the Plan Agent on the Trust's behalf pursuant to the Plan.

Notices

      All notices required to be given to participants will be mailed to them at the address shown on the records of the Plan Agent.

      Written communications to the Plan Agent should be addressed to:

            Computershare Trust Company of Canada
            710, 530 - 8th Avenue S.W.
            Calgary, Alberta
            T2P 3S8

            Attention:     Manager, Corporate Trust
            Facsimile:     (403) 267-6598

Written communications to us should be addressed to:

            PrimeWest Energy Inc.
            5100, 150 - 6th Avenue S.W.
            Calgary, Alberta
            T2P 3Y7

            Attention:     President and Chief Executive Officer
            Facsimile:     (403) 699-7474

Governing Law

      The Plan shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.

                 INCOME TAX CONSIDERATIONS RELATING TO THE PLAN

      The following summary of tax consequences is of a general nature only and is not intended to be legal or tax advice to any particular participant. It is the responsibility of participants in the Plan to consult their own tax advisors with respect to the tax consequences of participation in the Plan in their respective country of residence.

Canadian Federal Income Tax Considerations

      The following is a summary of the principal Canadian federal income tax considerations generally applicable to a participant in the Plan who, for the purposes of the Income Tax Act (Canada) (the "Tax Act") and any applicable tax treaty, and at all relevant times, is not resident or deemed to be resident in Canada, does not use or hold (and is not deemed under the Tax Act to use or hold) trust units in, or in the course of, carrying on a business in Canada, and is not an insurer who carries on an insurance business in Canada and elsewhere (a "Non-Resident unitholder").

      This summary is based upon the current provisions of the Tax Act and the regulations thereunder (the "Regulations"), the current provisions of the Canada-United States Tax Convention (1980) (the "Canada-U.S. Tax Treaty") and our understanding of the current published administrative practices of the Canada Revenue Agency. This summary also takes into account all specific proposals to amend the Tax Act and the Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the
"Proposed Amendments"). This summary does not otherwise take into account or anticipate any changes in law, whether by judicial, governmental or legislative action, or in administrative practice, nor does it take into account provincial or territorial laws of Canada or the tax laws of any foreign country. No assurances can be given that the Proposed Amendments will be enacted as proposed or that legislative, judicial or administrative changes will not modify or change the statements expressed herein after the date of the Plan.

      Generally, that portion of the distributions paid by the Trust to a Non-Resident unitholder that constitutes a portion of the net income of the Trust for a taxation year that is paid or becomes payable to the Non-Resident unitholder in that particular taxation year is subject to Canadian withholding tax under the Tax Act at a rate of 25%, subject to reduction under an applicable bilateral tax treaty. In the case of a Non-Resident unitholder who is a resident of the United States for the purposes of the Canada-U.S. Tax Treaty, the rate of such withholding tax is generally reduced to 15%.

      All other distributions paid by the Trust to a Non-Resident unitholder are subject to a special Canadian withholding tax under the Tax Act at a rate of 15%. This rate generally is not reduced under any of Canada's tax treaties. A Non-Resident unitholder who disposes of trust units (or units of other mutual fund trusts similar to the Trust) at a loss (calculated in Canadian dollars and pursuant to the rules in the Tax Act) may be entitled to obtain a refund of all or a portion of any such withholding tax paid.

      It is not certain, under the Proposed Amendments, whether the amount by which the fair market value of the trust units received by a Non-Resident unitholder on a reinvestment of cash distributions pursuant to the Plan exceeds the amount of the cash reinvested (that is, the 5% discount) is subject to this new 15% withholding tax. In the event the Trust determines that it is, the Trust will withhold such tax and remit it to the Canadian government.

      As a consequence of these withholding taxes, the amount that may be reinvested in the Plan by a Non-Resident unitholder, and the number of trust units received by a Non-Resident unitholder on a reinvestment of cash distributions, will be reduced by the amount of the taxes withheld.

      Generally, subject to the comments in the next paragraph with respect to an in specie redemption of trust units, no Canadian taxes will be payable by a Non-Resident unitholder in respect of a disposition, whether by way of redemption or otherwise, by the Non-Resident unitholder of trust units, provided the trust units do not constitute "taxable Canadian property" (within the meaning of the Tax Act) to the Non-Resident unitholder. Generally, trust units will not constitute taxable Canadian property to a Non-Resident unitholder at a particular time provided the Non-Resident unitholder, persons with whom the Non-Resident unitholder does not deal at arm's length (within the meaning of the Tax Act), or the Non-Resident unitholder together with such persons did not own 25% or more of the issued trust units at any time during the 60 month period that ends at that particular time, and provided further that the Trust qualifies as a "mutual fund trust" under the Tax Act at the time of the disposition.

      If a Non-Resident unitholder requests a redemption of his or her trust units, the Non-Resident unitholder may, as a consequence, receive a direct interest in the royalty, and shares and notes of PrimeWest Energy Inc. The Canadian income tax consequences to a Non-Resident unitholder of owning and disposing of such securities are not described herein. Non-Resident unitholders are urged to consult their own tax advisors before requesting a redemption of their trust units.

United States Federal Income Tax Considerations

      The following is a general description of the material United States federal income tax consequences of the ownership and disposition of our trust units to a unitholder who is a United States person and who holds our trust units as capital assets (referred to as a "United States unitholder"). This description is for general information purposes only and is based on the United States Internal Revenue Code of 1986, as amended (referred to as the "Code"), Treasury regulations promulgated under the Code, and judicial and administrative interpretations of the Code and those regulations, all as in effect on the date of this prospectus and all of which are subject to change, possibly with retroactive effect. The tax treatment of a United States unitholder may vary depending upon his particular situation. Some holders (including persons that are not United States persons, banks, insurance companies, tax-exempt organizations, financial institutions, persons whose functional currency is not the U.S.

dollar, persons subject to the alternative minimum tax and broker-dealers) may be subject to special rules not discussed below. The discussion below does not address the effect of any state, local or foreign tax law on a United States unitholder. There can be no assurance that the United States Internal Revenue Service (the "IRS") will take a similar view as to any of the tax consequences described in this summary. Purchasers of our trust units are advised to consult their own tax advisors with respect to an investment in our trust units.

      For purposes of this description, a "United States person" means any one of the following:

o     an individual who is a citizen or resident of the United States;

o a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or of any political subdivision of the United States;

o an estate that is subject to United States federal income taxation without regard to the source of its income; or

o a trust, if a United States court has primary supervision over its administration and one or more United States persons have the authority to control all substantial decisions of the trust, or the trust has made a valid election to be treated as a United States person.

      If a partnership (including any entity treated as a partnership or other pass through entity for United States federal income tax purposes) is a holder of trust units, the United States federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Partners and partnerships should consult their tax advisors as to the particular federal income tax consequences applicable to them.

Our Classification as a Foreign Corporation

      Although we are organized as an unincorporated open-end investment trust under Canadian law, we are classified as a foreign corporation for United States federal income tax purposes under current Treasury regulations. Accordingly, our trust units will be treated as shares of stock of a foreign corporation for United States federal tax purposes. The discussion below reflects this classification and employs terminology consistent with this classification, including references to "dividends" and "earnings and profits".

Amount Capable of Inclusion in Income

      For United States federal income tax purposes, a United States unitholder who is a participant in the Plan will be treated as receiving a distribution equal to the sum of (i) the fair market value as of the distribution payment date of trust units acquired pursuant to the Plan, and (ii) any Canadian taxes which we withhold with respect to the distribution. The amount treated as a distribution will be capable of inclusion in the United States unitholder's income as a taxable dividend to the extent of the Trust's current and accumulated earnings and profits, as determined for United States federal income tax purposes. These dividends will not be eligible for the dividends received deduction, which is generally allowed to United States corporate shareholders on dividends received from a domestic corporation. Any portion of the distribution in excess of the Trust's earnings and profits will first be treated as a tax-free return of capital to the extent of the United States unitholder's tax basis in its trust units and will be applied against and reduce that basis on a dollar-for-dollar basis (thereby increasing the amount of gain and decreasing the amount of loss recognized on a subsequent disposition of the units). To the extent that the distribution exceeds the United States unitholder's tax basis, the excess will constitute gain from a sale or exchange of the trust units. If, however, the passive foreign investment company rules apply and any portion of the distribution constitutes an "excess distribution" to a United States unitholder that has not made a "QEF election" (both terms as defined below), then that portion would be subject to tax under other, less favourable rules (discussed below).

      A United States unitholder will generally recognize gain or loss upon the sale or exchange of our trust units equal to the difference (if any) between the amount the unitholder realizes on the sale or exchange and its adjusted tax basis in our trust units. Any gain or loss will be capital gain or loss and will be long-term capital gain or loss if the United States unitholder's holding period for the units is more than one year at the time of the sale or exchange.

      Foreign Currency Gains

      Taxable dividends with respect to our trust units that are paid in Canadian dollars will be included in the gross income of a United States unitholder as translated into U.S. dollars calculated by reference to the exchange rate in effect on the day the dividend is received by the unitholder regardless of whether the Canadian dollars are converted into U.S. dollars at that time. A United States unitholder who receives a payment in Canadian dollars and converts Canadian dollars into U.S. dollars at a conversion rate other than the rate in effect on the day of the distribution may have a foreign currency exchange gain or loss that would be treated as United States source ordinary income or loss. United States unitholders are urged to consult their own tax advisors concerning the United States tax consequences of acquiring, holding and disposing of Canadian dollars.

      In the case of a cash basis United States unitholder who receives Canadian dollars, or another foreign currency, in connection with a sale, exchange or other disposition of our trust units, the amount realized will be based on the U.S. dollar value of the foreign currency received with respect to the units as determined on the settlement date of the sale or exchange. An accrual basis United States unitholder may elect the same treatment required of cash basis taxpayers with respect to a sale or exchange of trust units, provided that the election is applied consistently from year to year. This election may not be changed without the consent of the IRS. If an accrual basis United States unitholder does not elect to be treated as a cash basis taxpayer, that United States unitholder may have a foreign currency gain or loss for United States federal income tax purposes because of differences between the U.S. dollar value of the currency received prevailing on the date of the sale or exchange of the trust units and the date of payment. This currency gain or loss would be treated as ordinary income or loss and would be in addition to gain or loss, if any, recognized by that United States unitholder on the sale, exchange or other disposition of the units.

      Basis and Holding Period

      The tax basis of trust units received by a United States unitholder pursuant to the Plan will equal the fair market value as of the distribution payment date of those units, and the holding period for those units will begin on the day after the distribution payment date.

Passive Foreign Investment Company Status

      As stated above, the United States federal income tax consequences of participation in the Plan for a United States unitholder will depend to a significant extent on whether the Trust is a passive foreign investment company at any time during the participating unitholder's holding period of our trust units.

      For United States federal income tax purposes, a foreign corporation is classified as a passive foreign investment company for each taxable year in which either:

o at least 75% of its gross income is "passive" income (referred to as the "income test"); or

o at least 50% of the average value of its assets is attributable to assets that produce passive income or are held for the production of passive income (referred to as the "asset test").

      For purposes of the income test and the asset test, if a foreign corporation owns directly or indirectly at least 25% (by value) of the stock of another corporation, that foreign corporation will be treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of that other corporation. Also, for purposes of the income test and the asset test, passive income does not include any income that is interest, a dividend or a rent or royalty, which is received or accrued from a related person to the extent that amount is properly allocable to the income of the related person that is not passive income. For these purposes, a person is "related" with respect to a foreign corporation if that person controls the foreign corporation or is controlled by the foreign corporation or by the same persons that control the foreign corporation. For these purposes, "control" means ownership, directly or indirectly, of stock possessing more than 50% of the total voting power of all classes of stock entitled to vote or of the total value of stock of a corporation.

      Passive income also includes the excess of gains over losses from some commodities transactions, including some transactions involving oil and gas. Under recently amended rules (first effective for 2005) net gains from commodities transactions will not be included in the definition of passive income if they are active business gains or losses from the sale of commodities. However, this exception will only apply if substantially all of the corporation's commodities are stock in trade or inventory of the corporation, property used in the trade or business of the corporation, or supplies used in the ordinary course of a trade or business of the corporation.

      Both under these rules and definitions, and under rules applicable in 2004, we believe that: (i) neither the Trust nor PrimeWest Energy Inc. was a passive foreign investment company in 2004; and (ii) under the new rules, none of the Trust, nor its subsidiaries, PrimeWest Energy Inc. and PrimeWest Gas Corp. (collectively, the "PrimeWest Subsidiaries") will be a passive foreign investment company in 2005 or subsequent years. It is, however, likely that the Trust and/or PrimeWest Energy Inc. were passive foreign investment companies for taxable years before 2002. We note, however, that passive foreign investment company status is fundamentally factual in nature, generally cannot be determined until the close of the taxable year in question and is determined annually. Consequently, we can provide no assurance that we will not be a passive foreign investment company for either the current taxable year or for any subsequent taxable year. United States unitholders are urged to consult their own tax advisors regarding our possible classification as a passive foreign investment company and the consequences if that classification were to occur.

      If a United States unitholder participates in the Plan and the Trust was not a passive foreign investment company at any time during the unitholder's holding period of our trust units, the United States federal income tax consequences to the unitholder will generally be as described above. See "Amount Capable of Inclusion in Income".

Tax Consequences if We Are or Have Been a Passive Foreign Investment Company During Your Holding Period

      If the Trust is classified as a passive foreign investment company, for any year during which a United States unitholder has held our trust units and that unitholder has not made a qualified electing fund election or a mark-to-market election (both as described below), that unitholder will generally be subject to special rules, regardless of whether the Trust continues to be a passive foreign investment company, with respect to any "excess distribution" (as defined below) and any gain realized upon the sale or other disposition of our trust units. Thus, these rules may apply to a United States unitholder whose holding period with respect to our trust units began prior to 2002 even if the Trust otherwise is not a passive foreign investment company thereafter. Under these rules:

o the excess distribution or gain will be allocated rateably over the United States unitholder's holding period;

o the amount allocated to the current taxable year and any year prior to the first year in which we are a passive foreign investment company will be taxed as ordinary income in the current year;

o the amount allocated to each of the other taxable years will be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year; and

o an interest charge for the deemed deferral benefit will be imposed with respect to the resulting tax attributable to each of the other taxable years.

      An "excess distribution", in general, is any distribution on our trust units received in a taxable year by a United States unitholder that is greater than 125% of the average annual distributions received by that unitholder in the three preceding taxable years or, if shorter, that unitholder's holding period for our trust units. A distribution will not be treated as an excess distribution for the taxable year during which a United States unitholder's holding period for our trust units begins. A United States unitholder that participates in the Plan will generally be treated as having received a distribution, and some part or all of the distribution may constitute an excess distribution. Any portion of the distribution deemed received by that unitholder which does not constitute an excess distribution will be taxable under the rules described above in "Amount Capable of Inclusion in Income."

      A United States person who holds "marketable stock" of a passive foreign investment company may avoid the imposition of the additional tax and interest rules described above by making a "mark-to-market" election in the first year of his holding period with respect to the passive foreign investment company stock. Our trust units should be treated as "marketable stock" for purposes of making that election. If a United States unitholder makes a timely mark-to-market election with respect to our trust units that it owns at the close of its taxable year, the United States unitholder would include as ordinary income in that taxable year any excess of the fair market value of the United States unitholder's trust units as of the close of such year over its adjusted basis in the units. Any mark-to-market loss is treated as an ordinary deduction, but only to the extent of prior ordinary income included pursuant to the election. The electing United States unitholder's basis in our trust units would be adjusted to reflect any such income or loss amounts. Any gain or loss on the sale of our trust units would be ordinary income or loss, except that any loss will be an ordinary loss only to the extent of the previously included net mark-to-market gain. An election to mark-to-market applies to the year for which the election is made and the following years unless the passive foreign investment company stock ceases to be marketable or the IRS consents to the revocation of the election.

      The mark-to-market rules do not appear to prevent the application of the excess distribution rules in respect of stock of the PrimeWest Subsidiaries in the event that either or both corporations were considered a passive foreign investment company. For purposes of the passive foreign investment company rules, if the Trust were classified as a passive foreign investment company, United States unitholders would be deemed to own an interest in any passive foreign investment company that is treated as being owned directly or indirectly by the Trust. Thus, if the Trust were classified as a passive foreign investment company and either or both of the PrimeWest Subsidiaries were also so classified, United States unitholders would be deemed to own an interest in any PrimeWest Subsidiary that was so classified. Accordingly, if the Trust and a PrimeWest Subsidiary were considered passive foreign investment companies, and a United States unitholder made a mark-to-market election with respect to the Trust, the United States unitholder may remain subject to the excess distribution rules described above with respect to its indirectly owned PrimeWest Subsidiary stock. If a timely "QEF election" (as defined below) were made by a United States unitholder, the rules described in this paragraph would not apply.

      Alternatively, if a United States unitholder were able to make a timely qualified electing fund election (referred to as a "QEF election"), that holder would be able to avoid the additional tax and interest rules described above and instead would be required to include in income each year such holder's share of the Trust's net ordinary income and capital gains, if any. Generally, in order to avoid taxation under the excess distribution rules, the QEF election must be made in a timely filed federal income tax return of a United States unitholder for the first taxable year of the United States unitholder during which the Trust was (at any time) a passive foreign investment company. A QEF election cannot, however, be validly made unless the Trust agrees to provide certain United States tax basis information and meet certain other requirements. The Trust has not yet determined whether it will provide that information or meet those requirements. Therefore, we can provide no assurance that United States unitholders will be in a position to make a timely QEF election. United States unitholders who purchase our trust units are urged to consult with their own tax advisors regarding the possible availability of a QEF election.

Foreign Tax Credits

      Regardless of whether the distribution to a United States unitholder under the Plan is subject to tax under the passive foreign investment company rules or as described in "Amount Capable of Inclusion in Income", any tax withheld by Canadian taxing authorities with respect to the distribution under the Plan may, subject to a number of complex limitations, be claimed as a foreign tax credit against a United States unitholder's United States federal income tax liability or may be claimed as a deduction for United States federal income tax purposes. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends the Trust distributes with respect to trust units will be "passive income" or, in the case of certain United States unitholders, "financial services income" for taxable years beginning before January 1, 2007. For taxable years beginning after December 31, 2006, dividends generally will be "passive category income" or "general category income" for purposes of computing the foreign tax credit allowable to a United States unitholder. Because of the complexity of those limitations, each United States unitholder should consult its own tax advisor with respect to the amount of foreign taxes that may be claimed as a credit.

United States Information Reporting and Backup Withholding

      Dividends on our trust units paid within the United States or through some U.S.-related financial intermediaries are subject to information reporting and may be subject to backup withholding, currently at a 28% rate, unless the holder is a corporation or other exempt recipient or provides a taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred. Information reporting requirements and backup withholding may also apply to the cash proceeds of a sale of our trust units.

      Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a United States unitholder's U.S. tax liability, and a unitholder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

                   DESCRIPTION OF TRUST UNITS TO BE REGISTERED

      The trust units to be offered by this prospectus will be offered to our unitholders pursuant to participation in the Plan. The trust units are currently listed on the Toronto Stock Exchange under the symbol "PWI.UN" and the New York Stock Exchange under the symbol "PWI".

      The holders of trust units are entitled to one vote for each such trust unit at all meetings of unitholders and are entitled to receive monthly distributions of distributable income on the trust units. All trust units share equally in all distributions, carry equal voting rights at meetings of unitholders and have a right of redemption on terms set out in the declaration of trust.

      The following table sets forth the price range and trading volume of the trust units (adjusted to give effect to the consolidation of the trust units on a four-to-one basis on August 16, 2002) as reported by the Toronto Stock Exchange and the New York Stock Exchange (from the initial date of listing on the New York Stock Exchange of November 19, 2002) for the periods indicated:

                                      Toronto Stock Exchange      New York Stock Exchange
                                  -----------------------------   -----------------------
                                      High             Low            High         Low
                                  -------------   -------------   ------------   --------
2000
           Full Year .........    CDN $   37.20   CDN $   25.20              -        -

2001
           Full Year .........            42.16           23.80              -        -

2002
           Full Year .........            29.40           23.68   US $   17.76    15.62

2003
     First Quarter ...........            27.34           24.48          17.96    16.05
     Second Quarter ..........            27.76           23.40          20.60    15.97
     Third Quarter ...........            26.80           25.19          19.29    18.08
     Fourth Quarter ..........            28.15           25.06          21.48    19.30
           Full Year .........            28.15           23.40          21.48    15.97

2004
     First Quarter ...........            28.35           22.70          22.14    17.31
     Second Quarter ..........            26.80           22.18          20.44    16.00
     Third Quarter ...........            26.70           22.69          21.16    16.70
     Fourth Quarter ..........            28.33           25.06          22.98    20.85
           Full Year .........            28.35           22.18          22.98    16.00

2005
     First Quarter ...........            32.00           26.15          26.60    21.30
        March ................            32.00           27.01          26.60    22.00
     Second Quarter                       31.68           28.35          25.59    22.50
        April ................            30.58           28.35          25.08    22.71
        May ..................            29.93           28.57          24.15    22.50
        June .................            31.68           29.50          25.59    23.64
        July .................            34.95           30.86          28.45    25.15
        August ...............            35.29           31.17          29.47    25.80
        September 1-7 ........            34.30           33.05          28.97    27.65

                                    EXPENSES

      The expenses in connection with the issuance and distribution of the trust units being offered are as follows:

Securities and Exchange Commission Registration Fee .........  U.S. $ 13,215.37*
Legal Fees and Expenses .....................................       $    50,000
Blue Sky Fees and Expenses ..................................       $      0.00*
Stock Exchange Listing Fees .................................       $      0.00
Printing Fees ...............................................       $      0.00*

Total .......................................................  U.S. $ 63,215.37*

*Estimated

                                 INDEMNIFICATION

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Trust pursuant to the applicable provisions of the Business Corporations Act (Alberta) or our by-laws, the Trust has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                  LEGAL MATTERS

      The validity of the trust units being offered by this prospectus will be passed upon for us by Stikeman Elliott LLP, Calgary, Alberta. Stikeman Elliott LLP have, in addition, reviewed the statements made herein as to matters of Canadian tax law and as to the enforceability in Canada of liabilities under the federal securities laws of the United States. The statements made in this prospectus as to matters of United States tax law have been reviewed for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York.

                                     EXPERTS

      The consolidated financial statements incorporated into this registration statement by reference to the Trust's Annual Report on Form 40-F for the year ended December 31, 2004, have been so incorporated in reliance upon the report of PricewaterhouseCoopers LLP, independent chartered accountants, as experts in auditing and accounting.

      Certain information relating to our reserves incorporated by reference into this prospectus has been calculated by us and audited and opined on, as at December 31, 2004, by Gilbert Laustsen Jung Associates Ltd., independent petroleum engineering consultants retained by us, and has been so included in reliance on the opinion and report of Gilbert Laustsen Jung Associates Ltd., given upon the authority of said firm as experts in reserve engineering. The partners of Gilbert Laustsen Jung Associates Ltd., as a group beneficially own, directly or indirectly, less than 1% of our trust units.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.  Indemnification of Directors and Officers

Section 124 of the Business Corporations Act (Alberta) provides as follows:

      124(1) Except in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and the director's or officer's heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the director or officer in respect of any civil, criminal or administrative action or proceeding to which the director or officer is made a party by reason of being or having been a director or officer of that corporation or body corporate, if

            (a) the director or officer acted honestly and in good faith with a view to the best interests of the corporation, and

            (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director or officer had reasonable grounds for believing that the director's or officer's conduct was lawful.

      (2) A corporation may with the approval of the Court indemnify a person referred to in subsection (1) in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, to which the person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by the person in connection with the action if the person fulfils the conditions set out in subsection (1)(a) and (b).

      (3) Notwithstanding anything in this section, a person referred to in subsection (1) is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the person in connection with the defence of any civil, criminal or administrative action or proceeding to which the person is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity

            (a) was substantially successful on the merits in the person's defence of the action or proceeding,

            (b) fulfils the conditions set out in subsection (1)(a) and (b), and

            (c)   is fairly and reasonably entitled to indemnity.

      (4) A corporation may purchase and maintain insurance for the benefit of any person referred to in subsection (1) against any liability incurred by the person

            (a) in the person's capacity as a director or officer of the corporation, except when the liability relates to the person's failure to act honestly and in good faith with a view to the best interests of the corporation, or

            (b) in the person's capacity as a director or officer of another body corporate if the person acts or acted in that capacity at the corporation's request, except when the liability relates to the person's failure to act honestly and in good faith with a view to the best interests of the body corporate.

      (5) A corporation or a person referred to in subsection (1) may apply to the Court for an order approving an indemnity under this section and the Court may so order and make any further order it thinks fit.

      (6) On an application under subsection (5), the Court may order notice to be given to any interested person and that person is entitled to appear and be heard in person or by counsel.

Section 5 of the bylaws of PrimeWest Energy Inc., the duly authorized attorney of the Trust, contains the following provisions with respect to indemnification of PrimeWest Energy Inc.'s directors and officers:

      5.01 Limitation of Liability No director or officer for the time being of the Corporation shall be liable for acts, receipts, neglects or defaults of any other director or officer or employee, or for joining in any receipt or act for conformity, or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired by the Corporation or for or on behalf of the Corporation or for the insufficiency of deficiency of any security in or upon which any of the moneys of or belonging to the Corporation shall be placed or invested, or for any loss or damage arising from the bankruptcy, insolvency or tortuous act of any person, firm or corporation including any person, firm or corporation with whom or with which any moneys, security or effects shall be lodged or deposited, or for any loss, conversion, misapplication or misappropriation of or any damage resulting from any dealings with any moneys, securities or other assets of or belonging to the Corporation or for any other loss, damage or misfortune whatsoever which may happen in the execution of the duties of his respective office or trust or in relation thereto unless the same shall happen by or through his failure to exercise the powers and to discharge the duties of his office honestly, in good faith and with a view to the best interest of the Corporation and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

      5.02 Indemnity The Corporation shall, to the maximum extent permitted under the Act, indemnify a director or officer, a former director or officer, and a person who acts or acted at the Corporation's request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Corporation or such body corporate, including (without limitation) any such action by or on behalf of the Corporation or such body corporate to procure a judgment in its favour, and the Corporation shall use its reasonable best efforts to obtain any approval or approvals necessary for such indemnification.

Item 9.  Exhibits

            4.1 Declaration of Trust dated as of the 2nd day of August, 1996, restated as of November 6, 2002 and amended as of May 6, 2004 between PrimeWest Energy Trust and Montreal Trust Company of Canada

            4.2 Unitholder Rights Plan Agreement dated as of March 31, 1999 between PrimeWest Energy Trust and The Trust Company of Bank of Montreal, as rights agent, as amended and restated as of May 5, 2005, between PrimeWest Energy Trust and Computershare Trust Company of Canada

Item 9.  Exhibits

            5.1   - Opinion of Stikeman  Elliott  LLP as to the  legality of the securities being registered

            8.1   - Opinion of Paul,  Weiss,  Rifkind,  Wharton &  Garrison  LLP
                    regarding tax matters

            23.1  - Consent of PricewaterhouseCoopers LLP

            23.2  - Consent of Gilbert Laustsen Jung Associates Ltd.

            23.3  - Consent of Stikeman Elliott LLP (contained in Exhibit 5.1)

            23.4  - Consent of Paul,  Weiss,  Rifkind,  Wharton &  Garrison  LLP
                    (contained in Exhibit 8.1)

            24.1  - Power of Attorney  (included on the signature  pages to this
                    Registration Statement)

Item 10. Undertakings

      The undersigned Registrant hereby undertakes:

      (i) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

      (1) To include any prospectus required by Section 10(a)(3) of the Securities Act;

      (2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

      (3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement;

provided, however, that the undertakings set forth above in paragraphs (i)(1) and (i)(2) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this registration statement.

      (ii) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (iii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (iv) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this registration statement.

      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual reports pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee's benefit plan annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada on September 8, 2005.

                                        PRIMEWEST ENERGY TRUST by its
                                        duly authorized attorney, PRIMEWEST
                                        ENERGY INC.

                                        By: /s/ Dennis G. Feuchuk
                                            ----------------------------------
                                              Name : Dennis G. Feuchuk
                                              Title: Vice President, Finance and
                                                     Chief Financial Officer

                               POWERS OF ATTORNEY

      Each person whose signature  appears below constitutes and appoints Donald
A. Garner and Dennis G. Feuchuk his true and lawful attorneys-in-fact and agents, acting together, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including, without limitation, post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on September 8, 2005.

Signature                                                  Title
---------                                                  -----

/s/ Donald A. Garner                       President and Chief Executive Officer
----------------------------------------   (Principal Executive Officer)
Donald A. Garner

/s/ Ronald J. Ambrozy                      Vice-President, Business Development
----------------------------------------
Ronald J. Ambrozy

/s/ Dennis G. Feuchuk                      Vice President,  Finance and Chief
----------------------------------------   Financial    Officer   (Principal
Dennis G. Feuchuk                          Financial Officer and Principal
                                           Accounting Officer)


/s/ Timothy S. Granger                     Chief Operating Officer
----------------------------------------
Timothy S. Granger

/s/ Harold P. Milavsky                     Director
----------------------------------------
Harold P. Milavsky

/s/ Barry E. Emes                          Director
----------------------------------------
Barry E. Emes

/s/ Harold N. Kvisle                       Director
----------------------------------------
Harold N. Kvisle

/s/ Michael W. O'Brien                     Director
----------------------------------------
Michael W. O'Brien

/s/ Kent J. MacIntyre                      Director
----------------------------------------
Kent J. MacIntyre

/s/ W. Glen Russell                        Director
----------------------------------------
W. Glen Russell

/s/ James W. Patek                         Director
----------------------------------------
James W. Patek

/s/ Peter Valentine                        Director
----------------------------------------
Peter Valentine

      Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this Registration Statement solely in the capacity of the duly authorized representative of the Registrant in the United States on September 8, 2005.

                                           PRIMEWEST ENERGY (USA) INC.

                                           By: /s/ Dennis G. Feuchuk
                                              ---------------------------------
                                              Name : Dennis G. Feuchuk
                                              Title: Vice President, Finance and
                                                     Chief Financial Officer

                                INDEX TO EXHIBITS

                                                                                              Sequential
 Exhibits                                                                                     Page Number
 --------                                                                                     -----------
4.1           Declaration of Trust dated as of the 2nd day of August,  1996, restated as of        -
              November 6, 2002 and amended as of May 6, 2004 between PrimeWest
              Energy Trust and Montreal Trust Company of Canada

4.2           Unitholder  Rights  Plan  Agreement  dated  as  of  March  31,  1999  between        -
              PrimeWest  Energy Trust and The Trust Company of Bank of Montreal,  as rights agent, as amended and restated as of May 5, 2005,  between  PrimeWest  Energy
              Trust and Computershare Trust Company of Canada

5.1           Opinion of Stikeman  Elliott LLP as to the legality of the  securities  being        -
              registered

8.1           Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP regarding tax matters        -

23.1          Consent of PricewaterhouseCoopers LLP                                                -

23.2          Consent of Gilbert Laustsen Jung Associates Ltd.

23.3          Consent of Stikeman Elliott LLP (contained in Exhibit 5.1)

23.4          Consent  of Paul,  Weiss,  Rifkind,  Wharton &  Garrison  LLP  (contained  in
              Exhibit 8.1)

24.1          Power of  Attorney  (included  on the  signature  pages to this  Registration
              Statement)